Exhibit 99.B9(f)



               AMENDMENT TO SUB-ADMINISTRATIVE SERVICES AGREEMENT


                  This Amendment dated this first day of May, 1998 hereby amends the Sub-Administrative Services Agreement (the "Agreement") dated April 1, 1997 made by and among PBHG Insurance Series Fund, Inc., a Maryland corporation ("Insurance Series"), PBHG Fund Services, a Pennsylvania business trust (the "Administrator"), and SEI Fund Resources, a Delaware business trust ("SEI"); (collectively, the "Parties").

                                   WITNESSETH

                  WHEREAS Insurance Series operates as an open-end management investment company registered under the Investment Company Act of 1940, as amended, (the "1940 Act"); and

                  WHEREAS pursuant to its articles of incorporation Insurance Series offers separate series of shares representing interests in separate investment portfolios (the "Portfolios") as set forth on Schedule "A" attached hereto; and

                  WHEREAS under the terms of the Agreement, SEI provides certain services to Insurance Series on behalf of the Administrator; and

                  WHEREAS the Administrator and SEI hereby amend the Agreement as set forth below.

                  NOW THEREFORE in consideration of the premises and mutual covenants and agreements hereunder and for good and valuable and consideration the sufficiency and receipt of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.       Incorporation by Reference

                  The terms of the Agreement are hereby incorporated into and hereby become part of this Amendment provided if any such term or terms of the Agreement is/are in conflict with any term or terms of this Amendment, this Amendment shall control the contractual obligations of the Parties.

2. Duration and Termination of this Amendment. The terms of this Amendment shall become effective on May 1, 1998 and shall continue and remain in effect until December 31, 2000 (the "Initial Term"). After the Initial Term, the terms of this Amendment shall continue on a year to year basis (a "Renewal Term") subject to further amendment or termination. After the Initial Term, this Amendment amy be terminated as follows: (a) by the mutual written agreement of the Parties; (b) by either



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Party on 90 days' written notice as of the end of the Initial Term or the end of any Renewal Term; (c) by either Party hereto on such date as is specified by written notice given by the terminating Party, in the event of a material breach of this Amendment by the other Party, provided the terminating party has notified the other party of such breach at least 45 days prior to the specified date of termination and the breaching party has not remedied such breach by the specified date; (d) effective upon the liquidation of SEI; or (e) upon the liquidation of Insurance Series or any Portfolio thereof, as the case may be.
For purposes of this paragraph, the term "liquidation" shall mean a transaction in which the assets of SEI, Insurance Series or of a Portfolio thereof are sold or otherwise disposed of and the proceeds therefrom are distributed in cash to the shareholders in complete liquidation of the interests of such shareholders in the particular entity.

3. Year 2000 Warranty. SEI warrants that all software code owned or under control by it, used in the performance of its obligations hereunder will be Year 2000 compliant. For purposes of this paragraph, "Year 2000 Compliant" means that the software will continue to operate beyond December 31, 1999 without creating any logical or mathematical inconsistencies concerning any date after December 31, 1999 and without decreasing the functionality of the system applicable to dates prior to January 1, 2000 including, but not limited to, making changes to
(a) date and data century recognition; (b) calculations which accommodate same- and multi-century formulas and date values; and (c) input/output of date values which reflect century dates. All changes described in this paragraph will be made at not additional cost to Insurance Series or the Administrator.

4. Compensation of SEI. In compensation for the services provided to Insurance Series, the Administrator agrees to pay to SEI fees based upon the greater sum (higher value) which results from making the following calculations:

o A. Asset based fee calculated upon the combined assets of Insurance Series, The PBHG Fund, Inc. and PBHG Advisor
         Funds, Inc. (the "Companies") at the rate of

         0.040% on the first $2.5 Billion of combined assets
         0.025% on the next $7.5 Billion of combined assets
         0.020% on combined assets in excess of $10 Billion

o B. A fee based on the aggregate number of Portfolios and classes of each Portfolio of the Companies calculated at the sum of

         $35,000.00 per Portfolio, plus
         $5,000 per additional class of shares of each Portfolio.

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                  IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their respective officers duly authorized on the day and year first written above.

PBHG INSURANCE SERIES FUND, INC.                          PBHG FUND SERVICES


BY: /s/ Brian F. Bereznak                           BY: /s/ Lee T. Cummings
    --------------------------                          ------------------------
TITLE: Vice President                               TITLE: Treasurer
       -----------------------                             ---------------------


SEI FUND RESOURCES


BY: /s/

TITLE: Vice President



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                                                                      SCHEDULE A


The Following Portfolios are included under the terms of this Amendment:

         1.       PBHG Growth II Portfolio
         2.       PBHG Large-Cap Growth Portfolio
         3.       PBHG Small-Cap Value Portfolio
         4.       PBHG Large-Cap Value Portfolio
         5.       PBHG Technology & Communications Portfolio
         6.       PBHG Select 20 Portfolio
         7.       PBHG Mid-Cap Value Portfolio


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